Exhibit 10.1

CONFIDENTIAL

RELEASE AGREEMENT

Alexza Pharmaceuticals, Inc. (“Company”) has agreed that, in return for my signing this Release Agreement (the “Agreement”) and allowing it to become effective as specified below, the Company will provide me with the consideration (the “Severance Benefits”) described in its May 18, 2015 letter to me (attached hereto as Exhibit A, subject to the conditions set forth therein, with respect to the termination of my employment, pursuant to a position elimination effective as of June 12, 2015, or such other date as mutually agreed upon in writing between me and the Company (the “Separation Date”). The Company has indicated that on, or as soon as practicable after, the Separation Date, the Company will pay me all accrued salary, and all accrued unused PTO I may have, to which I am entitled by law, regardless of whether I sign this Agreement. I acknowledge and agree that I am not entitled to the Severance Benefits unless I sign and return this Agreement and allow it to become effective.

In consideration for the Severance Benefits I am receiving under this Agreement: (1) I agree to immediately return all property and information of the Company in my possession or control (if I have not already done so) and to sign and return the Termination Certification (attached hereto as Exhibit B) to confirm that I have returned all such property and information, including, but not limited to, all Company devices, documents, records, plans, lists, data, notes, reports, communications, materials, equipment, other documents or property, credit cards, entry cards, identification badges, keys, files, and any other embodiments (e.g., notes, email, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part); (2) I agree to abide by my continuing obligations to the Company under my Confidential Information and Invention Assignment Agreement (attached hereto as Exhibit C) not to make any use or disclosure of confidential or proprietary information of the Company; (3) I agree to hold in confidence the terms of this Agreement; (4) I agree not to disparage the Company or its officers, directors, employees, contractors, agents, affiliates, subsidiaries, predecessors, and successors in any manner likely to be harmful to their business, business reputation, or personal reputation; (5) I hereby release the Company and its officers, directors, employees, contractors, shareholders, agents, affiliates, subsidiaries, predecessors, and successors, from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising at any time prior to or at the time I sign this Agreement. This general release includes, but is not limited to: all federal and state constitutional, statutory and common law claims (including but not limited to claims arising under or based on the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”)); any claims related to my employment and termination of my employment; and claims for breach of contract or other promise, tort, discrimination, harassment, retaliation, fraud, misrepresentation, emotional distress, compensation, commissions, benefits, or equity interests.

Nothing in this Agreement prevents me from filing, cooperating with, or participating in any investigation by or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I agree to hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding.

In releasing claims unknown to me at present, I am waiving all rights and benefits under the following provision of Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Agreement; (2) I should consult with an attorney prior to signing this Agreement; (3) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily sign it sooner); (4) I have seven (7) days following the date I sign this Agreement to revoke the ADEA Waiver; and (5) this Agreement will not be effective until the date (the “Effective Date”) upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Agreement.

I acknowledge that I have been paid all compensation owed and for all hours worked, have received all leave and leave benefits and protections for which I am eligible, and represent that I have not suffered any on-the-job injury for which I have not already filed a claim.

The promises and payments in consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

To ensure rapid and economical resolution of any disputes which may arise under this Agreement, I and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to me upon request. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company will pay all JAMS fees and costs for the arbitration. Nothing in this Agreement shall prevent either me or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This Agreement, including the attached exhibits, constitutes the complete and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. This Agreement is entered into without relying on any promise or representation, written or oral, that is not expressly stated herein, and it supersedes any other promises, warranties, representations or agreements, including but not limited to my February 13, 2014 employment offer letter, and my November 12, 2014 amended employment offer letter. This Agreement may only be modified or amended by a written agreement signed by both me and a duly authorized Company manager. If any provision of this Agreement is determined to be unenforceable, in whole or in part, such determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be governed by the laws of the state of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed a waiver of any successive breach or rights hereunder. By signing this Agreement, I acknowledge that I have carefully read and understand this Agreement and voluntarily accept its terms, and that it is legally binding and by signing it I give up certain rights.

I understand that, if I wish to accept the terms of this Agreement, then within twenty-one (21) calendar days of my receipt of this Agreement, I must sign below and return the original to the Company. If I fail to return the fully signed Agreement within that timeframe, the Company’s offer contained herein will terminate.

Understood and agreed:

/s/ Robert A. Lippe		20-May-15
Robert A. Lippe		Date

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas B. King	05/20/2015
	Thomas B. King President and CEO	Date

EXHIBIT A

May 20, 2015	Personal & Confidential

Robert A. Lippe

3868 Magnolia Drive

Palo Alto, CA 94306

Dear Rob,

As we have discussed, at the time we hired you as our Executive Vice President, Operations and Chief Operations Officer, we were expecting to produce ADSUVE to support the worldwide commercialization of ADASUVE, whereby we would need someone of your caliber and expertise to lead these efforts. Recently, we made the decision to suspend commercial production, and are effectively winding up commercial operations in the near-term. In addition, with the turnover of the VP, Quality, our Quality organization was recently reorganized into a different reporting structure. Unfortunately, our current strategic path forward does not provide a business need for the Chief Operations Officer position.

We very much appreciate your offer to remain for a period of time to allow for coverage of various hand-off meetings and any remaining details related to wrap-up of the ongoing projects, including production, supply chain and various partnering activities. With this timeline in mind, we agree that your last date of employment with Alexza will be June 12, 2015 (or such other date as we mutually agree upon) (the “Separation Date”).

I have received approval from the Board of Directors, as recommended by the Compensation Committee, to eliminate the Executive Vice President and Chief Operations Officer position, and to offer to you the following severance package, subject to your signing and returning the attached Release Agreement:

•	Severance: Regular base salary through the Separation Date; and then severance of $129,200 (equivalent to four months of base salary), paid in a lump sum within three business days of your Separation Date (provided your signed Release Agreement has become effective by that date). This payment will be subject to standard deductions and withholdings.

•	Stipend: Full payment of the projected monthly stipend outlined in your amended employment letter agreement will be included as severance, as a lump sum of $186,517, paid within three business days of your Separation Date (provided your signed Release Agreement has become effective by that date). This payment will be subject to standard deductions and withholdings.

•	Health Premiums: Alexza will pay the cost of your health insurance continuation premiums (medical, dental, vision) for you (and any dependents currently in the plan) after the Separation Date for coverage through October 31, 2015 under the federal COBRA law or applicable state law; provided that you submit a standard COBRA election form within the period required by law. The Company’s premium payments will cease earlier in the event that you obtain health cover from a new employer or for some reason you become ineligible for such coverage. After the Company’s premium payments end, you will still be eligible to continue your COBRA coverage at your own expense for the maximum period provided by law.

Alexza Pharmaceuticals, Inc.

2091 Stierlin Court

Mountain View, CA 94043

Additionally, we would like to confirm the following:

•	Because your termination was without cause, the requirement to repay the second half of your $75,000 sign-on bonus is forgiven and no repayment is required.

•	Any vested stock options are subject to the standard terms and conditions, including post-employment exercise, provided in the applicable equity award and plan documents.

•	You will not be eligible for any form of year-end bonus or any portion thereof.

I am personally very sorry to not have the opportunity to work with you into the future. I have enjoyed our interactions and the quality work we completed. I appreciate the decision that you took to join our team, and I wish you the best in your future endeavors. I very much look forward to staying in touch.

With very best regards,

/s/ Thomas B. King

Thomas B. King
President and CEO

Attached: Release Agreement

Alexza Pharmaceuticals, Inc.

2091 Stierlin Court

Mountain View, CA 94043

EXHIBIT B

Alexza Pharmaceuticals, Inc.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Alexza Pharmaceuticals, Inc. (the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data and other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information and other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

Date:
Robert A. Lippe

EXHIBIT C

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment as an employee of Alexza Pharmaceuticals, Inc. (the “Company”), I, Robert A. Lippe (“I” or “Employee”), agree to the following:

1.	MAINTAINING CONFIDENTIAL INFORMATION

a. Confidential Information. For purposes of this Agreement, the term “Confidential Information” means all information and materials that are confidential, secret, or proprietary (whether or not technical in nature) related to any aspect of the business of the Company. Confidential Information includes lists of names or classes of customers or personnel, lists of suppliers or manufacturing entities, inventions, innovations, improvements, research or development activities and plans, test results, product specifications, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, specifications, computer programs, source codes, mask works, costs of production, volume of sales, promotional methods, marketing plans, business plans, business opportunities, marketing plans, strategies, forecasts, prices or other financial data, financial statements, budgets, projections, representative agreements, licenses, sub-licenses, agreements, and any and all information concerning the teaching of sales, marketing, and operational techniques, marketing and purchasing formulae, development of product designs, pre-manufacturing product designs, and formats. Confidential Information includes not only information that I have had disclosed to me or had access to in the course of employment, but also information that I developed or learned during the course of my employment with the Company. The term “Confidential Information” is to be broadly defined, but shall not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

b. Company Confidential Information. I agree at all times in perpetuity to hold all Confidential Information in confidence and to not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. I agree to take all reasonable measures to protect the Confidential Information of the Company from falling into the public domain or the possession of persons other than those persons authorized to have any such Confidential Information. Nothing in this Agreement shall prohibit me from disclosing Confidential Information of the Company if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding (“Required Disclosure”); provided that I shall (i) give the Company prompt notice of such Required Disclosure prior to disclosure; (ii) cooperate with the other party in the event that it elects to contest such disclosure or seek a protective order with respect thereto, and/or (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the Required Disclosure.

c. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers unless consented to in writing by said employers. I acknowledge and agree that I have listed on Exhibit 0 all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

d. Third Party Information. I recognize that the Company has received and in the future will receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, to the same extent as if it were Confidential Information.

2.	RETAINING AND ASSIGNING INVENTIONS AND ORIGINAL WORKS

a. Inventions And Original Works Retained By Me. I have attached hereto, as Exhibit A, in a manner that does not violate any third party rights, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s proposed business and products, and which are not assigned to the Company; or, if such list is not attached, I represent that there are no such inventions.

b. Inventions And Original Works Assigned To The Company. I will promptly make full written disclosure to the Company, I will hold in trust for the sole right and benefit of the Company, and I hereby assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, mask works, developments, improvements, designs, know-how, ideas, information or trade secrets which I have solely or jointly conceived or developed or reduced to practice during the period of time I am in the employ of the Company. I hereby make all assignments necessary to accomplish the foregoing. I further agree that if I use or disclose my own confidential information or intellectual property in creating any inventions, original works of authorship, mask works, developments, improvements, designs, know-how, ideas, information or trade secrets during the period of time I am in the employ of the Company, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit B hereto) exempts from this provision any invention as to which I can prove the following:

(i) It was developed entirely on my own time; and

(ii) No equipment, supplies, facility or trade secret of the Company was used in its development; and

(iii) It does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

(iv) It does not result from any work performed by me for the Company.

I acknowledge that all original works of authorship which have been and will be made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

c. Obtaining Letters Patent And Copyright Registrations. I agree that my obligation to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

d. Moral Rights. To the extent allowed by law, Section 2(b) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

3.	CONFLICTING EMPLOYMENT

I agree that, during the term of my employment with the Company, I will devote full time to the business of the Company and will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment nor will I engage in any other activities that conflict with my obligations to the Company.

4.	RETURNING COMPANY DOCUMENTS

I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, whether or not confidential. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5.	REPRESENTATIONS

I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6.	NON-SOLICITATION

a. Non-solicitation of Business. I agree that upon termination of my employment, I will not use Company trade secrets to either solicit business from, or enter into a business relationship or transaction with, any person or entity that has or has had a business relationship with the Company (including, but not limited to, customers) or disrupt, or attempt to disrupt, any relationship, contractual or otherwise, between Company and any such person or entity.

b. Non-solicitation of Employees and Contractors. I agree that during my employment by the Company and for one year thereafter I will not solicit any employee or contractor of the Company to terminate his or her employment or contractor status with the Company.

7.	GENERAL PROVISIONS

a. California Law. This Agreement will be governed by the laws of the State of California.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d. Successors And Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

e. At-Will Employment. I agree that my employment relationship with the Company is one of employment at will, meaning that either I or the Company may terminate my employment relationship without advance notice for any reason (or for no reason).

f. Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

g. Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

h. Continuing Obligations. I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date:	14 FEB 14

/s/ Robert A. Lippe
Robert A. Lippe / Signature

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS, ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

Alexza Pharmaceuticals, Inc.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Alexza Pharmaceuticals, Inc. (the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data and other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information and other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

Date:
Robert A. Lippe / Signature

EXHIBIT D

LIST OF PRIOR AGREEMENTS